Exhibit 99.2

NEWS RELEASE

SPX Corporation and Relational Investors Announce Cooperation
Agreement

CHARLOTTE, N.C., January 14, 2014 — SPX Corporation (NYSE:SPW) and Relational Investors LLC today announced that they have entered into a cooperation agreement giving Relational an option to have SPX appoint David H. Batchelder, Relational’s principal and co-founder, to SPX’s board of directors following the 2014 Annual Meeting of Stockholders.

“SPX and Relational have engaged in a series of productive discussions about our business, capital allocation and long-term prospects,” said Chris Kearney, SPX Chairman, President and CEO.  “We have always embraced an open dialogue with and input from our shareholders and are pleased to have reached this agreement with Relational.  Our board and management team remain committed to continued operational improvement, generating profitable growth, narrowing our strategic focus around our Flow end markets and disciplined execution of our capital allocation methodology.”

The cooperation agreement provides Relational with an option to have SPX appoint Mr. Batchelder to the SPX board of directors at Relational’s request any time after SPX’s 2014 Annual Meeting of Stockholders, but before the sixtieth day prior to SPX’s 2015 Annual Meeting of Stockholders.  Should Mr. Batchelder join the Company’s board, SPX agrees to re-nominate him for election at the Company’s 2015 Annual Meeting of Stockholders.  In addition, should Mr. Batchelder join the Company’s board, Relational has the right to request the board to nominate a second Relational director for election at the 2015 Annual Meeting of Stockholders.  In turn, Relational has agreed to vote in favor of the Company’s board nominees during the term of the cooperation agreement.

“We are pleased to have reached this agreement with SPX and are encouraged by the progress the Company made in 2013,” said David Batchelder, Relational’s principal and co-founder.  “Going forward, we believe SPX can unlock additional value for its shareholders by further increasing its operating profit margins, continuing to divest non-core assets, properly balancing growth with investment returns and maintaining its disciplined approach to capital allocation.”

Relational began investing in SPX shares in late December 2012 and, as of the quarter ended December 31, 2013, owned approximately 15.5% of SPX’s common stock.  The cooperation agreement will be filed as an exhibit to the Form 8-K that the Company is filing with the Securities and Exchange Commission.

About SPX

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including SPX’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements.  Although SPX believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on SPX’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

CONTACT:

Ryan Taylor (Investors)

704-752-4486

E-mail: investor@spx.com

Jennifer H. Epstein (Media)

704-752-7403

E-mail: jennifer.epstein@spx.com